SALES CONTRACT

THIS SALES CONTRACT (the “Agreement”) is made as of the 7th day of October, 2016 (the “Effective Date”), by and between ACRE Realty LP, a Georgia limited partnership (“Seller”), and Roberts Capital Partners, LLC, a Georgia limited liability company (“Purchaser”).

ARTICLE I -- PROPERTY TO BE CONVEYED

A.           Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, upon the terms and conditions hereinafter set forth, that certain parcel of land (the “Land”) in Cumming, Forsyth County, Georgia, containing approximately 37.693 acres fronting on State Route 20 and described on Exhibit A attached hereto and made a part hereof, together with any improvements on the Land (the “Improvements”) and all permits, licenses and prepaid fees, impact fees or credits with respect to the Land or the use, occupancy or development of the Land (all of the foregoing property is hereinafter collectively referred to as the “Property”).

B.       The Property shall include all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land, any and all strips, gores or right-of-way, riparian rights and easements, and all right, title and interest of Seller, if any, in and to any award or payment made or to be made (i) for damage to the Property or any part thereof by reason of any change of grade or closing of any street, road, highway or avenue adjoining the Land, and (ii) for any taking in condemnation or eminent domain of any part of the Property.

ARTICLE II -- PURCHASE PRICE

A.            The purchase price (the “Purchase Price”) for the Property shall be THREE MILLION SIX HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($3,675,000.00) and, subject to all prorations and adjustments provided herein, shall be paid as hereinafter set forth.

B.        Within three (3) Business Days after the Effective Date, Purchaser shall deliver to Fidelity National Title Insurance Company, 5655 Glenridge Connector, Suite 300, Atlanta, Georgia 30319, Attention: Lee Ann Branch, Escrow Coordinator (the “Escrow Agent”), Thirty Thousand and No/100 Dollars ($30,000.00) (such $30,000.00, together with any interest earned thereon, is hereinafter referred to as the “Initial Deposit”). Conditioned upon Purchaser’s sending the Notice to Proceed (hereinafter defined), within three (3) Business Days after Purchaser sends the Notice to Proceed, Purchaser will deliver to the Escrow Agent an additional Fifty Thousand and No/100 Dollars ($50,000.00) (such $50,000.00, together with any interest earned thereon, is hereinafter referred to as the “Subsequent Deposit”). The Initial Deposit and the Subsequent Deposit are hereinafter collectively referred to as the “Deposit”. The Deposit shall be applied toward the Purchase Price due at Closing (hereinafter defined) or otherwise shall be applied as elsewhere provided in this Agreement. After Purchaser delivers the Notice to Proceed, the Deposit shall be nonrefundable except as otherwise specifically provided in this Agreement.

C.       The Purchase Price (less the amount of the Deposit, which shall be paid by Escrow Agent to Seller at Closing) shall be paid by Purchaser to Seller at Closing by wire -transfer to Seller in immediately available funds, subject to all prorations and adjustments provided herein. On the Closing Date (as hereinafter defined), Seller shall be responsible at its sole cost and expense to pay off in full and have cancelled and satisfied of record all deeds of trust, mortgages and similar instruments affecting the Property.

D.       (i) The Escrow Agent joins in the execution of this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this Section II D.

(ii) The duties of the Escrow Agent shall be as follows:

(a)       During the term of this Agreement, the Escrow Agent shall hold and disburse the Deposit in accordance with the terms and provisions of this Agreement.

(b)       The Escrow Agent shall pay the Deposit in accordance with the joint written instructions of Seller and Purchaser in any of the following events: (i) if this Agreement shall be terminated by the mutual written agreement of Seller and Purchaser, or (ii) if the Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid, or (iii) if a dispute shall develop between Seller and Purchaser concerning to whom the Deposit should be paid; provided, however, notwithstanding anything to the contrary contained herein, if Purchaser elects to terminate this Agreement by written notice to Seller prior to the Hard Date (as hereinafter defined) (with a copy to Escrow Agent), Escrow Agent shall pay the Deposit to Purchaser without the need for joint written instructions from Seller. In the event that such written instructions shall not be received by the Escrow Agent within ten (l0) days after the Escrow Agent has served a written request for instructions upon Seller and Purchaser, then the Escrow Agent shall have the right to pay the Deposit into any court of competent jurisdiction and interplead Seller and Purchaser in respect thereof, and thereupon the Escrow Agent shall be discharged of any obligations in connection with this Agreement.

(c)       If costs or expenses are incurred by the Escrow Agent in its capacity as Escrow Agent because of litigation or a dispute between the Seller and Purchaser arising out of the holding of the Deposit in escrow, Seller and Purchaser shall each pay the Escrow Agent one-half of such reasonable costs and expenses.

(d)       By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon the Escrow Agent under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon the Seller and the Purchaser hereunder.

(e)       Purchaser and Seller hereby agree and acknowledge that the Escrow Agent assumes no liability in connection herewith except for negligence or willful misconduct; that the Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that in the event of any dispute under this Agreement, the Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it in good faith in accordance with the opinion of its counsel.

(f)       All investments by Escrow Agent will be made in the regular course of business. To be entitled to same day investment (assuming good funds are provided), the Deposit must be received by noon; otherwise, such funds will be deposited on the next business day but only if Escrow Agent has received its required signed investment forms. All investments shall be subject to the rules, regulations, policies and procedures of the bank depository (the “Depository”) in which such monies are deposited.

(g)       Purchaser agrees to provide to Escrow Agent a W-9 so that the Deposit can be invested in an interest-bearing account.

(h)       The Deposit may be processed for collection in the normal course of business by Escrow Agent, but immediately thereafter the Deposit shall be deposited in a separate escrow account with the Depository and shall not be commingled with funds of others. Escrow Agent shall not be accountable for any incidental benefit which may be attributable to the funds so deposited. Escrow Agent shall not be liable for any loss caused by the failure, suspension, bankruptcy or dissolution of the Depository.

(i)       Escrow Agent shall not be liable for loss or damage resulting from:

(i) any good faith act or forbearance of Escrow Agent;

(ii) any default, error, action or omission of any party, other than Escrow Agent;

(iii) any defect in the title to any property unless such loss is covered under a policy of title insurance issued by the Escrow Agent;

(iv) the expiration of any time limit or other delay which is not solely caused by the failure of Escrow Agent to proceed in its ordinary course of business, and in no event where such time limit is not disclosed in writing to the Escrow Agent;

(v) the lack of authenticity of any writing delivered to Escrow Agent or of any signature thereto, or the lack of authority of the signatory to sign such writing;

(vi) Escrow Agent’s compliance with all attachments, writs, orders, judgments, or other legal process issued out of any court;

(vii) Escrow Agent’s assertion or failure to assert any cause of action or defense in any judicial or administrative proceedings; or

(viii) any loss or damage which arises after the Deposit has been disbursed in accordance with the terms of this Agreement.

(j)       Escrow Agent shall be fully indemnified by the parties hereto for all of its expenses, costs, and reasonable attorney’s fees incurred in connection with any interpleader action which Escrow Agent may file to resolve any dispute as to the Deposit, or which may be filed against the Escrow Agent.

(k)       If Escrow Agent is made a party to any judicial, non-judicial or administrative action, hearing or process based on acts of any of the other parties hereto and not on the malfeasance and/or negligence of Escrow Agent in performing its duties hereunder, the expenses, costs and reasonable attorneys’ fees incurred by Escrow Agent in responding to such action, hearing or process shall be paid by the party/parties whose alleged acts are a basis for such proceedings, and such party/parties shall indemnify, save and hold Escrow Agent harmless from said expenses, costs and fees so incurred.

ARTICLE III -- TITLE AND SURVEY OBJECTIONS

A.       On or before the forty-fifth (45th) day after the Effective Date (the “Title and Survey Objection Date”), Purchaser, at Purchaser’s sole cost and expense, shall obtain a current and accurate ALTA/ACSM survey of the Land (the “Survey”) certified to Seller, Purchaser and the Title Company by a licensed Georgia surveyor, showing the boundaries of the Land, and containing a complete legal description of the Land (including the number of acres to the nearest 1/100th of an acre and the square feet contained therein).

B.       Purchaser, at Purchaser’s sole cost and expense, on or before the Title and Survey Objection Date, shall obtain from Fidelity National Title Insurance Company (herein in this capacity referred to as the “Title Company”), an owner’s title insurance commitment (the “Commitment”), together with legible copies of all matters referred to therein as exceptions to title. On or before the Title and Survey Objection Date, Purchaser shall notify Seller of any objections as to the Survey and title to the Land. Seller, at Seller’s expense, shall have up to ten (10) days immediately following said notice (the “Seller’s Response Period”) to cure or agree to cure any title defects or Survey objections; provided, however, Seller shall have no obligation to cure any title defects or Survey objections, except as specifically required in Sections III C and D. Seller shall, within Seller’s Response Period, notify Purchaser in writing whether or not Seller will agree to cure such objections by the Closing Date (and if Seller does agree to cure, such agreement by Seller shall thereupon become a covenant of Seller under this Agreement). If Seller fails to cure or agree in writing to cure all of Purchaser’s objections within Seller’s Response Period, then Purchaser shall elect by written notice to Seller given on or before five (5) days after the end of Seller’s Response Period to either (i) terminate this Agreement and receive a full refund of so much of the Deposit as is then held by Escrow Agent, and thereafter this Agreement shall be null and void and of no further force or effect, and neither Purchaser nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason hereof except for those matters that specifically survive the termination, or (ii) waive such objections and consummate the transaction contemplated herein without reduction of the Purchase Price. Any title matters set forth in the Commitment and not timely objected to by Purchaser shall be deemed approved by Purchaser under this Agreement. If Purchaser does not provide Seller written notice of Purchaser’s election as above provided, then Purchaser shall be deemed to have elected to terminate this Agreement as provided in the aforesaid item (i). Those documents of record shown on the Survey or revealed in the Commitment to which Purchaser fails to object or which Purchaser accepts as provided for above and those matters set forth on Exhibit B attached hereto and made a part hereof which encumber the Property at Closing shall be the “Permitted Exceptions” for the purpose of this Agreement.

C.       Purchaser, at Purchaser’s sole cost and expense, shall have the right to have its title examination and the Survey updated through the Closing Date (hereinafter defined), and if any such update discloses any new title exceptions or survey matters as to which Purchaser has an objection and which were not listed in the Commitment, as to title matters, or which were not shown on the Survey, as to survey matters (any such new matter being referred to as a “New Objection”), Purchaser shall deliver to Seller a statement of any such New Objections and Seller shall have until the Closing Date to cure all such New Objections. If Seller fails to cure such New Objections on or before the Closing Date and provided that such New Objection was voluntarily created by Seller after the Effective Date, (i) Purchaser may terminate this Agreement by written notice to Seller given on or before the Closing Date, whereupon Purchaser shall receive from Escrow Agent a full refund of the Deposit, and thereafter this Agreement shall be null and void and of no further force or effect, and neither Purchaser nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason hereof except for those matters that specifically survive such termination, or (ii) if such New Objections voluntarily created by Seller may be cured by the payment of a liquidated amount of money, Purchaser may cure such New Objections created by Seller after the Effective Date, any objections Seller agreed to cure and failed to do so and any matters set forth in Section III D herein and deduct the reasonable cost thereof from the Purchase Price otherwise payable by Purchaser at Closing, or (iii) Purchaser may waive such New Objections and consummate the transaction contemplated herein without reduction of the Purchase Price.

D.       Notwithstanding anything to the contrary contained in this Agreement, on or before the Closing, Seller shall be required to cure (i) any mortgages, deeds of trust, liens or other monetary encumbrances affecting the Property voluntarily created by Seller; and (ii) any objections that Seller agrees to cure pursuant to Section III B above.

ARTICLE IV -- ITEMS TO BE DELIVERED BY SELLER AT CLOSING

At Closing Seller agrees to deliver the following items to Purchaser. Drafts of all documents to be delivered at Closing as specified in this Agreement shall be prepared by Purchaser’s counsel and submitted to Seller for review and approval at least five (5) days prior to the Closing Date.

A.       A duly executed Limited Warranty Deed, in the form attached hereto as Exhibit C and by this reference made a part hereof conveying to Purchaser or its assigns, fee simple title to the Property, using the legal description on Exhibit A hereto and subject only to the Permitted Exceptions. In the event the legal description based on Purchaser’s Survey of the Land differs from the legal description attached hereto as Exhibit A, then Seller shall also execute a quitclaim deed with the Survey legal description, in form acceptable for recording, of the type customarily used for commercial real estate transactions in the State of Georgia.

B.       A duly executed affidavit in the form attached hereto as Exhibit D.

C.       A duly executed Certification of Non-Foreign Status that pursuant to Section 1445 of the Internal Revenue Code, certifies Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate or disregarded entity (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

D.       An affidavit of Seller’s residence in accordance with O.C.G.A. §48–7–128.

E.       A Bring-Down Certificate executed by Seller as specified in the penultimate paragraph of Article XII.

F.       A General Assignment of all Seller’s right, title and interest in and to (i) all surveys and engineering materials, (ii) all permits and approvals affecting the Property, and (iii) all other intangible property rights of Seller in the Property.

G.       A duly executed IRS Form 1099-S, a duly executed Designation of Reporting Agent Agreement and a duly executed Transferor Identification Certificate.

H.       Such documents as are required by the Title Company to delete any and all security deeds encumbering the Land on the Effective Date or subsequently created by Seller from the Commitment to be marked at Closing.

I.       Such evidence as is reasonably required by the Title Company evidencing the authority of Seller and those individuals acting on behalf of Seller to enter into this Agreement and consummate the transaction contemplated herein.

J.       A Closing Statement evidencing the prorations between Seller and Purchaser and disbursements made in connection with this transaction (the “Closing Statement”).

K.       Any other documents referred to or specified in this Agreement.

ARTICLE V -- ITEMS TO BE DELIVERED BY PURCHASER AT CLOSING

At Closing, Purchaser agrees to deliver the following items to Seller:

A.       The Purchase Price as required by and in the manner specified in Section II C hereof.

B.       A counterpart original of the Closing Statement.

C.       Evidence reasonably acceptable to Seller that those acting for Purchaser have full authority to consummate the transaction contemplated in this Agreement.

D.       Any other documents referred to or specified in this Agreement.

ARTICLE VI - SELLER’S DELIVERY OF DOCUMENTS

Seller has delivered or will deliver the following to Purchaser within five (5) Business Days after the Effective Date:

A.       A copy of any environmental report in respect of the Property in Seller’s possession, if any.

B.       A copy of the latest dated survey of the Land and title insurance policy in Seller’s possession, if any.

C.       A copy of any soils and geotechnical reports on the Land in Seller’s possession, if any.

D.       A copy of the latest ad valorem tax bill in Seller’s possession, if any.

E.       To the extent in Seller’s possession, all engineering reports, title exception documents, site plans, warranties, guaranties, appraisals, utility bills, permits, plans, maps, topographic and tree surveys, zoning information (including zoning approvals and all conditions imposed as part of the current zoning of the Property and all agreements with third parties, including litigants, arising out of the current zoning or settlement of any disputes regarding the current zoning), traffic studies and wetlands reports, if any, with respect to all or any part of the Property.

F.       Copies of all approvals from any governmental entities in Seller’s possession, if any, with respect to all or any part of the Property.

G.       Copies of all utility capacity letters in Seller’s possession, if any, with respect to all or any part of the Property.

ARTICLE VII -- APPORTIONMENTS

The following items shall be apportioned at Closing and as of the Closing Date:

A.       All real property taxes including the current installment for any assessment (special, bond, or otherwise). In the event that the current year’s taxes are not available as of the Closing Date, the proration shall be based upon such taxes for the preceding year, but such taxes shall be reprorated between Purchaser and Seller as soon as the current year’s taxes are available, immediately upon demand being made therefor by either Purchaser or Seller. Seller shall be entitled to receive any income in respect of the Property and shall be obligated to pay all expenses in respect of the Property for all time periods prior to and including the day prior to the Closing Date. Purchaser shall be entitled to receive all such income and shall be obligated to pay all such expenses for all time periods commencing with the Closing Date. In the event that any income or any expense item relating to the period prior to the Closing Date is received or appears after the Closing, such item(s) shall be adjusted between the Seller and the Purchaser within ten (10) days after such is discovered. This Section VII A shall survive the Closing of the transaction contemplated herein for ninety (90) days after which the agreement to reprorate shall be of no further force or effect.

ARTICLE VIII -- TIME AND PLACE OF CLOSING AND CLOSING COSTS

A.       The consummation of the transaction contemplated herein shall take place through an escrow closing conducted by the Escrow Agent, commencing at 11:00 A.M. Eastern Time on the date that is sixty (60) days after the Hard Date and Seller’s receipt of the Notice to Proceed; provided, however, the foregoing notwithstanding, Purchaser shall have the right to extend the time for consummation of the transaction contemplated herein for an additional sixty (60) days, provided that, together with a copy of such extension notice sent to Seller by Purchaser (with a copy to Escrow Agent), no later than the day sixty (60) days after the Hard Date, Purchaser deposits with Escrow Agent Fifty Thousand and No/100 Dollars ($50,000.00) as an additional earnest money deposit, which upon receipt by Escrow Agent shall be invested in the same interest-bearing account as was deposited the Deposit, and which upon receipt by Escrow Agent shall be included within the definition of and shall be a part of the Deposit. Seller and Purchaser each agrees to deliver to the Escrow Agent the documents and instruments required of them, respectively, as provided in this Agreement, and Purchaser agrees to deliver to the Escrow Agent the amount of the Purchase Price and the costs and expenses and net amount of prorations specified in this Agreement, all sufficiently in time so as to allow the Escrow Agent to conduct the Closing on the Closing Date. The consummation of the transaction contemplated herein is herein referred to as the “Closing”, and the day the Closing occurs is herein referred to as the “Closing Date”.

B.       At Closing, Seller shall pay the Georgia transfer tax and recording fees for recording the Limited Warranty Deed and fifty percent (50%) of the Escrow Agent’s fees for holding the Deposit in escrow and the Escrow Agent’s settlement fee for conducting the Closing. At Closing, Purchaser shall pay the cost of the Survey, the cost of the Title Commitment and any owner’s title insurance policy issued in favor of Purchaser, fifty percent (50%) of the Escrow Agent’s fees for holding the Deposit in escrow and the Escrow Agent’s settlement fee for conducting the Closing, all costs incident to Purchaser’s due diligence and financing costs and expenses, and all other costs and expenses incurred by Purchaser. Seller and Purchaser will each pay their own attorneys’ fees and any other costs herein specified to be paid by either of them.

C.       Possession of the Property will be delivered by Seller to Purchaser on the Closing Date, subject only to the Permitted Exceptions.

D.       At Closing, Purchaser shall pay to Seller One Million Fifty Thousand and No/100 Dollars ($1,050,000.00) to reimburse Seller for all the prepaid sanitary sewer tap fees appurtenant to the Property, and Seller will transfer and assign to Purchaser all of Seller’s right, title and interest in and to such sanitary sewer tap fees.

ARTICLE IX -- CONDITIONS PRECEDENT

A.       Purchaser shall not be required to purchase the Property unless the following conditions precedent have been satisfied:

(i)              On or before the date that is ninety (90) days after the Effective Date (herein referred to as the “Hard Date”) Purchaser is fully satisfied with the Property and Purchaser’s proposed development of the Property in Purchaser’s sole and absolute discretion. To that end, Purchaser may, but shall have no obligation to, obtain soil borings, engineering reports, geotechnical studies, marketing studies, topographical surveys, non-invasive environmental tests and studies and evidence of availability of water, sewer, telephone, natural gas, and electrical utilities all in sufficient capacities so as to permit the development of the Property for Purchaser’s intended use as a residential development of approximately 210 multifamily rental units (the “Intended Use”), without the imposition of impact fees, cash proffers or unacceptable conditions as determined by Purchaser in its sole discretion. Seller shall permit Purchaser to make the foregoing investigations.

If Purchaser determines the Property is satisfactory in all aspects in Purchaser’s sole discretion, Purchaser shall, on or before the Hard Date, notify Seller and Escrow Agent that the Property is satisfactory and this condition precedent has been satisfied (which notice is herein referred to as “Notice to Proceed”) and Purchaser shall deposit the Subsequent Deposit as specified in Section II B above. If Purchaser, in its sole discretion, does not send the Notice to Proceed on or before the Hard Date, or if on or before the Hard Date Purchaser sends a notice to Seller and the Escrow Agent that Purchaser will not be sending the Notice to Proceed and Purchaser is terminating this Agreement, this condition precedent shall have failed and Escrow Agent shall return the Initial Deposit to Purchaser and thereafter this Agreement shall terminate and be null and void and of no further force and effect, and neither Purchaser nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason hereof except for those matters that specifically survive such termination. Concurrently with the execution hereof, Purchaser has paid to Seller One Hundred and No/100 Dollars ($100.00) in consideration of Seller’s execution of this Agreement.

Purchaser also agrees that notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever (other than a Seller default), Purchaser shall promptly deliver and assign to Seller all tests, studies, reports and other due diligence information developed by Purchaser and its agents and representatives regarding the Property without warranty or representation by Purchaser as to the completeness or accuracy thereof (but expressly excluding any confidential information, internal reports and studies prepared for Purchaser’s investment committee, and any market information and studies).

B.                        It shall be a condition precedent to Purchaser’s obligation to close and consummate the transaction contemplated herein that Purchaser shall have obtained all necessary permits and/or written approvals from the Georgia Department of Transportation (“GDOT”) for the installation of a full-access driveway on State Route 20 (the “GDOT Driveway Permit”). Seller shall be responsible to pay, from time-to-time, the Administrative Costs (as hereinafter defined) not to exceed $250,000, in obtaining the GDOT Driveway Permit, within 30 days of the receipt of the documentation and substantiation of such costs, however, Purchaser shall be solely responsible to pay any construction costs or other physical costs associated with securing the GDOT Driveway Permit including without limitation, the installation of the full-access driveway and any related projects. “Administrative Costs” shall be defined as (i) reasonable engineering, consulting and legal fees, (ii) permit and plan review fees, (iii) any construction and maintenance bonds for the full-access driveway, (iv) the time billings for the services of the employees of Roberts Properties, Inc. and Roberts Properties Construction, Inc. (the “Roberts Companies”) in accordance with Seller’s current reimbursement arrangement with the Roberts Companies, and (v) all other costs of a similar administrative nature to procure the GDOT Driveway Permit. Seller shall reasonably cooperate with Purchaser in its efforts to obtain the GDOT Driveway Permit.

C.                        Seller shall have fully and completely kept, observed, performed, satisfied and complied in all material respects with all terms, covenants, conditions, agreements, requirements, restrictions and provisions required by this Agreement to be kept, observed, performed, satisfied or complied with by Seller on the Closing Date.

If the foregoing conditions in Section IX B and C have not been satisfied or performed on or as of the Closing Date, or if Purchaser determines that the GDOT Driveway Permit cannot be obtained, Purchaser shall have the right, at Purchaser’s option, either (i) to terminate this Agreement by giving written notice (which notice shall specify the basis for such termination) to Seller on or before the Closing Date, in which event all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void except for the Inspection Indemnity, or (ii) waive such failure and proceed to Closing. In the event Purchaser exercises item (i) of the foregoing sentence, the Deposit shall be refunded to Purchaser immediately upon request. The foregoing notwithstanding, in the event that Purchaser has (i) submitted an application and engineered drawings to GDOT for a full-access driveway, (ii) submitted an application to the City of Cumming to obtain a variance to encroach upon the existing creek buffer, if applicable, (iii) applied to the U.S. Army Corps of Engineers for a permit to pipe the existing creek to allow such driveway to be constructed across the creek, if applicable, (iv) exercised its right to extend the time for consummation of the transaction contemplated herein for an additional sixty (60) days as provided in Section VIII A, and (v) Purchaser has provided Seller with reasonable supporting documentation to evidence that Purchaser has incurred at least $250,000 of third party expenses with respect to the acquisition of the Property, which third party expenses shall include, but not be limited to, expenses incurred for architectural fees, engineering fees, and offering, marketing and all other costs related to raising the equity for the acquisition of the Property; and, the GDOT Driveway Permit has not been obtained, then the Closing Date shall automatically be extended to the date which is five (5) Business Days after the GDOT Driveway Permit is obtained by Purchaser, provided however, the Closing shall occur no later than June 30, 2017. In such event, if the Closing does not occur by June 30, 2017, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void except for the Inspection Indemnity and the Deposit shall be immediately refunded to Purchaser.

ARTICLE X -- EMINENT DOMAIN

A.       If, prior to the Closing Date, there shall be any condemnation or eminent domain proceedings instituted, pending or threatened against any part of the Property, then Purchaser may elect to terminate this Agreement by written notice given to Seller and Escrow Agent within ten (10) days after Purchaser has received notice from Seller of such proceedings, which notice Seller agrees to give to Purchaser promptly upon receiving such information. Upon such notice to Seller and Escrow Agent, so much of the Deposit as is then being held by Escrow Agent shall be returned by Escrow Agent to Purchaser, and upon such return, this Agreement shall terminate and be null and void and of no further force or effect, and neither Purchaser nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason hereof except for those matters that specifically survive the termination. Failure of Purchaser to so notify Seller and Escrow Agent within said ten (10) days that Purchaser has elected to terminate this Agreement, shall be deemed to mean that Purchaser has elected not to terminate this Agreement. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein without abatement of the Purchase Price, and there shall be paid or assigned to Purchaser at Closing all interest of Seller in and to any condemnation awards with respect to the Property which have been or may be payable to Seller on account of such occurrence.

ARTICLE XI -- REMEDIES

A.       Seller’s only remedy for Purchaser’s breach of this Agreement shall be to obtain so much of the Deposit as is then held by Escrow Agent, the amount of which shall be and constitute Seller’s liquidated damages, it being otherwise difficult or impossible to estimate Seller’s actual damages. Seller hereby waives any right to specific performance, injunctive relief or other relief to cause Purchaser to perform its obligations under this Agreement, and Seller hereby waives any right to damages in excess of said liquidated damages occasioned by Purchaser’s breach of this Agreement. Seller and Purchaser acknowledge that it is impossible to estimate or determine the actual damages Seller would suffer because of Purchaser’s breach hereof, but that the liquidated damages provided herein represent a reasonable estimate of such actual damages and Seller and Purchaser therefore intend to provide for liquidated damages as herein provided, and that the agreed upon liquidated damages are not punitive or penalties and are just, fair and reasonable, all in accordance with applicable Georgia law. Seller’s right to receive the specified liquidated damages is in lieu of any other right or remedy, all other rights and remedies being waived by Seller. Nothing in this Section XI A shall limit the Inspection Indemnity (hereinafter defined).

B.       If Seller defaults under this Agreement, Purchaser shall be entitled, as its only remedies hereunder, to either: (i) close the transaction contemplated by this Agreement, thereby waiving such default to the extent such default is known to exist by Purchaser as of Closing, or (ii) terminate this Agreement and receive a return of the Deposit and upon such return, this Agreement shall terminate and be null and void and of no further force or effect, and neither Purchaser nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason hereof except for those matters that specifically survive the termination, or (iii) seek specific performance of this Agreement and of Seller’s obligations, duties and covenants hereunder; provided, however, if the remedy of specific performance is not available because Seller has voluntarily conveyed the Property after the Effective Date, then Purchaser shall have the right to sue Seller for the damages suffered because of Seller’s default. If Purchaser consummates the transaction contemplated in this Agreement it shall be conclusively deemed to have waived any breach by Seller of any covenant, representation or warranty under this Agreement (but not under any of the documents executed at Closing which shall continue in accordance with their terms) which the Purchaser knew existed prior to the Closing.

ARTICLE XII - SELLER’S REPRESENTATIONS,

WARRANTIES AND COVENANTS

Seller hereby represents, warrants and covenants to and with Purchaser, knowing that Purchaser in entering into this Agreement is relying on each such representations, warranties and covenants, as follows:

A.       Seller is a Georgia limited partnership duly bound by the actions and execution hereof by Robert Gellert, the Executive Vice President of Seller’s sole general partner, ACRE Realty Investors Inc., a Georgia corporation. This Agreement and all other agreements to be executed by Seller in connection herewith have been (or upon execution will have been) duly executed and delivered by Seller, have been effectively authorized by all necessary action, and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

B.       Neither the entering into of this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon Seller, or will result in a violation of any applicable law, order, rule or regulation of any governmental authority. To Seller’s actual knowledge, (i) there is no action, suit, proceeding or investigation pending against Seller or the Property which would become a cloud on the title to the Property or any portion thereof or which questions the validity or enforceability of the transaction contemplated by this Agreement or any action taken pursuant thereto in any court or before or by any federal, district, county, or municipal department, commission, board, bureau, agency or other governmental instrumentality, and (ii) no approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any governmental authority is required in connection with the due and valid execution and delivery of this Agreement by Seller, compliance with the provisions hereof by Seller, and consummation of the transaction contemplated hereby by Seller, other than from GDOT, the City of Cumming or the U.S. Army Corps of Engineers or as otherwise required with respect to the GDOT Driveway Permit.

C.       No later than the Closing, Seller will provide a paydown/release letter to the Title Company, satisfactory to the Title Company so as to insure Purchaser in an owner’s title insurance policy to be issued to Purchaser in connection with this transaction, without exception for all mortgages, deeds of trust and other monetary encumbrances created by Seller affecting the Property. So long as this Agreement remains in effect, Seller shall not grant, convey or assign any easement, interest, title or estate in or to any portion of the Property which would survive the Closing.

D.       Seller has not received any written notice of violation of any zoning, land-use, building, fire, health, labor and safety laws, ordinances, rules and regulations applicable to the Property, and, to Seller’s knowledge, there is no litigation, action, proceeding or any present plan or study by any governmental authority, agency or employee thereof, which in any way challenges, affects or would challenge or affect the Property or any street or highway serving or adjacent to the Property.

E.       There exists no leases or license agreements or management, maintenance, operating, service, commission or similar contracts affecting the Property that will survive Closing.

F.       Seller warrants that Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust, foreign estate or disregarded entity as such terms are defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

G.       Neither the Seller, nor to the Seller’s knowledge, any director, officer, agent, employee, affiliate or representative of the Seller or any of the Seller’s subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any similar sanctions imposed by any other body, governmental or other, to which the Seller or any of the Seller’s subsidiaries is subject.

H.       Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets or (v) admitted in writing its inability to pay its debts as they come due.

I.       Seller has not entered into an agreement or option for the sale of the Land, which agreement or option remains pending, other than this Agreement.

J.       Other than conditions imposed as part of the current zoning of the Land all of which are contained in the public records as part of the current zoning approval or have been delivered to Purchaser pursuant to Section VI E above, Seller has made no commitment to any governmental authority, utility company, school board, church or other religious body, homeowner or homeowner’s association or any other organization, group or individual relating to the Land which would impose an obligation upon Seller or its successors-in-title to the Land to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature as part of the Land or upon separate lands. Notwithstanding the foregoing, as may be required by the GDOT Driveway Permit described in Section IX B, Seller may dedicate to GDOT a strip of land contiguous to State Route 20, so long as such land dedication does not adversely impact the Purchaser’s ability to develop the Property for the Intended Use. Seller has received no written notice of any contemplated or reassessment of the Land or any portion thereof for general real estate tax purposes. Neither Seller nor any of its affiliates owns any real property that is contiguous to the Land; and to Seller’s knowledge, the tax parcels in which the Land is a part contains no other property, other than the Land.

K.       Seller has received no written notice of pending or threatened claims, actions, suits, proceedings or investigations against Seller, the Land or any occupant of the Land related to alleged or actual violations of Environmental Laws (as defined below).

For the purposes of this Agreement, “Environmental Law” means any current legal requirement, law, rule, regulation or ordinance (whether federal, state or local) in effect now and pertaining to (a) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material (as defined below) or (b) pollution (including any release to air, land, surface water, and groundwater); and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC §§9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC §§6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC §§1251 et seq., Clean Air Act of 1966, as amended, 42 USC §§7401 et seq., Toxic Substances Control Act of 1976, 15 USC §§2601 et seq., Hazardous Materials Transportation Act, 49 USC App. §§1801, Occupational Safety and Health Act of 1970, as amended, 29 USC §§651 et seq., Oil Pollution Act of 1990, 33 USC §§2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC App. §§11001 et seq., National Environmental Policy Act of 1969, 42 USC §§4321 et seq., Safe Drinking Water Act of 1974, as amended by 42 USC §§300(f) et seq., and any similar, implementing or successor law, any amendment, rule, regulation, order or directive, issued thereunder.

For the purposes of this Agreement, “Hazardous Material” means any hazardous or toxic substance as defined in or regulated by any Environmental Law in effect at the pertinent date or dates.

L.       Seller has not used the Land as a landfill, dump or stump pit, and to Seller’s knowledge, the Land has never been so used.

M.       To Seller’s knowledge, there are no above-ground or underground tanks or any other underground storage facilities located on the Land.

N.       To Seller’s knowledge, the Land is not subject to any ongoing re-zoning, site plan approval, variance request or any similar land use related proceeding or application.

ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT NOTWITHSTANDING, IT IS UNDERSTOOD AND AGREED THAT THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER, “AS IS, WHERE IS, AND WITH ALL FAULTS” WITH NO RIGHT OF SETOFF OR DEDUCTION TO THE PURCHASE PRICE AND WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER EXCEPT AS EXPRESSLY SET FORTH HEREIN. SELLER HAS NOT MADE AND IS NOT MAKING ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING THE SUITABILITY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE OR RELATING IN ANY WAY TO HAZARDOUS SUBSTANCES OR ANY ENVIRONMENTAL MATTERS, SUITABILITY OF SOIL OR GEOLOGY, ABSENCE OF DEFECTS OR HAZARDOUS OR TOXIC SUBSTANCES OR WASTE. PURCHASER ACKNOWLEDGES AND REPRESENTS THAT PURCHASER IS ENTERING INTO THIS AGREEMENT WITHOUT RELYING UPON ANY SUCH STATEMENT, REPRESENTATION OR WARRANTY MADE BY SELLER OR BY ANY AGENT OR ANY OTHER PERSON AND BASED SOLELY UPON PURCHASER’S OWN INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY. PURCHASER, FOR PURCHASER AND ITS SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM AND WAIVES ALL CLAIMS AND LIABILITY AGAINST SELLER IN CONNECTION WITH OR ARISING OUT OF ANY PHYSICAL OR ENVIRONMENTAL CONDITION IN, AT, ABOUT OR UNDER THE PROPERTY AND FURTHER RELEASES SELLER FROM AND WAIVES ALL CLAIMS AND LIABILITY AGAINST SELLER ATTRIBUTABLE TO THE PHYSICAL AND ENVIRONMENTAL CONDITION AND QUALITY OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS WASTE, HAZARDOUS OR TOXIC SUBSTANCES, AS THOSE TERMS ARE DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, THE TOXIC SUBSTANCES CONTROL ACT, AND THE RESOURCE CONSERVATION AND RECOVERY ACT, IN EACH CASE, AS AMENDED, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, OR ANY OTHER FEDERAL OR STATE LAWS OR REGULATIONS RELATING TO ENVIRONMENTAL MATTERS IN, AT, ABOUT OR UNDER THE PROPERTY. ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THE AGREEMENTS OF PURCHASER SET FORTH IN THIS PARAGRAPH SHALL SURVIVE THE CLOSING AND SHALL BE ENFORCEABLE AT ANY TIME. Notwithstanding anything herein to the contrary (including the foregoing release), (a) Purchaser shall have the right to defend (but Purchaser has no right to assert, file or otherwise proceed with a contribution, indemnity or other claim against Seller) government and third-party claims by alleging that Seller (or someone acting on Seller’s behalf), not Purchaser, is liable for such claims and Purchaser has no obligation to indemnify Seller for governmental or third party claims asserted before or after the Closing as a result of any act or omission taken or failed to be taken by or on Seller’s behalf prior to the Closing, and (b) the release shall not apply to third-party tort claims relating to the Property and occurring during Seller’s ownership of the Property.

As used herein, the words “to the best of Seller’s knowledge” or words of similar import shall mean and refer to the actual and not constructive knowledge, without investigation, of Charles S. Roberts, Executive Vice President of the sole general partner of Seller, and not anything which he should have known but did not actually know. Similarly, whenever this Article XII refers to a notice or communication having been received by Seller, the same shall mean and refer to any written notice or communication actually received by Charles S. Roberts. Charles S. Roberts shall have no personal liability whatsoever respecting any of Seller’s representations, warranties or covenants or the transaction contemplated in this Agreement.

At the Closing, Seller shall execute and deliver a “Bring-Down Certificate” with respect to the representations and warranties made by Seller in this Article XII stating either that such representations and warranties remain true and correct in all material respects as of the Closing Date or stating any of such representations and warranties which are no longer true and correct in all material respects as of the Closing Date. In the event that Seller’s Bring-Down Certificate specifies that any of Seller’s representations and warranties are no longer true and correct as of the Closing Date in any material respect, (i) if the representation and warranty has changed from the Effective Date to the Closing Date not as a result of a default by Seller under this Agreement, Purchaser’s only rights in respect to such change in representation and warranty shall be to either (a) waive such change and close and consummate the transaction contemplated herein without reduction of the Purchase Price, or (b) terminate this Agreement and receive a refund of the Deposit, after which this Agreement shall be null and void and of no further force or effect and neither Seller nor Purchaser shall have any further rights, duties, liabilities or obligations to the other hereunder except for the Inspection Indemnity; or (ii) if the change in such representation and warranty arises because of Seller’s default under this Agreement, Purchaser shall have its rights and remedies specified in Section XI B hereof.

All representations and warranties made by Seller under this Article XII shall survive the Closing for a period of ninety (90) days after the Closing after which such representations and warranties shall be of no further force or effect; provided, however, that any claim based upon any alleged breach thereof, in order to be enforceable, must be asserted by Purchaser in a writing provided to Seller within ninety (90) days after the Closing and a suit commenced thereon within sixty (60) days after the date of Seller’s receipt of such notice or otherwise such representations and warranties will be of no further force or effect.

ARTICLE XIII -- NOTICES

Whenever any notice, demand, or request is required or permitted hereunder, such notice, demand or request shall be in writing and shall be hand-delivered in person or sent by FedEx or similar national overnight delivery service, or via email in .pdf (with a follow up copy by other means provided for herein), to the addresses set forth below:

To Purchaser:

Roberts Capital Partners, LLC
375 Northridge Road
Suite 330
Atlanta, GA 30350
Attention: Mr. Anthony Shurtz
Email: ashurtz@robertsproperties.com

with a copy to:

Roberts Capital Partners, LLC
375 Northridge Road
Suite 330
Atlanta, GA 30350
Attention: Mr. David Phillips
Email: dphillips@robertsproperties.com

with a copy to:

Sanford H. Zatcoff, Esquire
Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway
Suite 1800
Atlanta, Georgia 30339
Email: szatcoff@hnzw.com

To Seller:

ACRE Realty LP
399 Park Avenue
New York, NY 10022
Attention: Mr. Robert Gellert
Email: bgellert@avenuecapital.com

With a copy to:

ACRE Realty LP
399 Park Avenue
New York, NY 10022
Attention: Mr. Greg Simon
Email: gsimon@avenuecapital.com

To Escrow Agent:

Fidelity National Title Insurance Company
5655 Glenridge Connector
Suite 300
Atlanta, GA 30319
Attention: Ms. Lee Ann Branch, Escrow Coordinator
Email: leeann.branch@fntg.com

Any notice, demand, or request which shall be served upon any of the parties in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder (i) at the time such notice, demand or request is hand-delivered in person, (ii) on the day such notices, demands or requests are deposited with FedEx or similar national overnight delivery service in accordance with the preceding portion of this Article XIII; or (iii) on the day such notices demands or request are emailed to the addresses set forth herein, provided a follow up copy is sent by other means provided for herein. Any party hereto shall have the right from time to time to designate by written notice to the others such other person or persons and at such other places in the United States as such party desires written notices, demands, or requests to be delivered or sent in accordance herewith; provided, however, at no time shall either party be required to send more than an original and two (2) copies of any such notice, demand or request required or permitted hereunder. Anything contained in this Article XIII to the contrary notwithstanding, all notices from Seller and Purchaser may be executed and sent by their respective counsel.

ARTICLE XIV -- SETTLEMENT ITEMS

In addition to the items specifically mentioned in this Agreement to be delivered at the Closing, Seller shall deliver the following items to Purchaser at the Closing: any sewer, water and other utility bills and tax and assessment bills any part of which is to be paid by Purchaser, and a complete and accurate statement setting forth the necessary information upon which any adjustment or proration shall be made at the Closing.

ARTICLE XV -- ACCESS

After giving reasonable notice to Seller (which may be done orally), Purchaser and its agents and representatives shall have the right to enter upon the Property at any reasonable time after the Effective Date and prior to the Closing Date for any lawful purpose, including without limitation to conduct the due diligence tests; provided, however, (a) Purchaser shall pay for all such work performed on the Property and shall not permit the creation of any lien in favor of any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer and (b) Purchaser shall not perform any invasive testing for Hazardous Materials without the written permission of Seller (but in no event shall Purchaser be prohibited from conducting invasive geotechnical testing that is not testing for Hazardous Materials). Purchaser shall maintain, or shall ensure that its contractors maintain commercial general liability insurance in an amount no less than $1,000,000.00 combined single limit for injury to or death of one or more persons in the occurrence, and for damage to tangible property (including loss of use) in an occurrence, insuring Purchaser and the contractors and agents of Purchaser against any liability arising out of or in connection with any entry upon or inspection of the Property and all areas appurtenant thereto (and which insurance shall name Seller as an additional insured). Purchaser shall provide Seller with evidence of such insurance coverage prior to any entry or inspection of the Property. Purchaser hereby expressly agrees to indemnify, defend and hold Seller harmless against any claim, lien, damage or injury to either persons or property, and all costs and expenses related thereto (including without limitation reasonable attorneys’ fees and costs), arising out of Purchaser’s or its agent’s or representative’s actions under this Article XV. The indemnity and hold harmless provisions of this Article XV are herein referred to as the “Inspection Indemnity”. In the event that Purchaser does not consummate the transaction contemplated in this Agreement, Purchaser shall restore any damage or destruction caused to the Property by Purchaser. This Article XV shall survive the Closing of the transaction contemplated herein or any termination of this Agreement.

ARTICLE XVI -- BROKER

Purchaser and Seller hereby represent to each other that no real estate broker or agent was involved in negotiating the transaction contemplated herein. In the event any claim(s) for real estate commissions, fees or compensation arise in connection with this Agreement and the transaction contemplated herein, Purchaser and Seller further covenant and agree that the party so incurring or causing such claim(s) shall indemnify, defend and hold harmless the other party from any loss, claim or damage which the other party suffers because of said claim(s). This Article XVI shall survive the Closing of the transaction contemplated herein or any termination of this Agreement.

ARTICLE XVII -- MISCELLANEOUS

A.       This Agreement constitutes the entire agreement between the parties hereto and cannot be changed or modified other than by a written agreement executed by both Purchaser and Seller. This Agreement supersedes all previous agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement is subject to the approval of the Board of Directors of ACRE Realty Investors, Inc., the general partner to the Seller.

B.       Irrespective of the place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. Time is of the essence of this Agreement and each and every provision contained herein.

C.       This Agreement may be executed in more than one counterpart, each of which shall be deemed an original. The parties agree that facsimile and email signatures shall be sufficient to bind them hereto.

D.       In the event that the last day for performance of any matter herein falls on a Saturday, Sunday or legal holiday in Georgia, the time for performance shall automatically be extended to the next Business Day. As used herein, a “Business Day” is any day other than a Saturday, Sunday or legal holiday in Georgia.

E.       If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

F.       All rights, powers and privileges conferred hereunder upon the parties unless otherwise provided shall be cumulative and not restricted to those given by law.

G.       No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any other party to its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.

H.       Purchaser reserves the right to waive, in whole or in part, any condition or contingency herein which is for the Purchaser’s benefit.

I.       The provisions of this Agreement shall extend to, bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and the legal representatives of their estates.

J.       Notwithstanding any provisions contained herein to the contrary, whether express or implied, Purchaser shall have the right to assign this Agreement to an affiliate of Purchaser, but to no other party. If this Agreement is assigned, Purchaser shall give prompt written notice and a copy of such assignment to Seller and thereafter any reference in this Agreement to Purchaser shall be deemed to refer to such assignee or assignees.

K.       Seller and Purchaser each shall have the right to consummate the transaction contemplated in this Agreement as part of an exchange of like-kind property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder. Seller and Purchaser agree to cooperate with each other to effect such an exchange for Seller, Purchaser or both of them provided, however, (i) the ability of a party to effect an exchange shall not be a condition precedent to that party’s obligations under this Agreement, (ii) an exchange being effected by a party shall not result in any additional cost (other than a nominal cost) to the other party; (iii) neither party shall be obligated to take title to any other real property in order to effect such an exchange for the other party; (iv) no exchange shall delay the Closing Date; and (iv) any exchange being effected by a party shall be effected by means of that party’s use of a qualified intermediary.

L.       If any dispute arises between Seller and Purchaser concerning this Agreement that results in litigation, mediation or arbitration, then the prevailing party shall be reimbursed by the other party for any and all costs and expenses related to such dispute incurred by such prevailing party, including, without limitation, court costs and reasonable attorneys’ fees and disbursements actually incurred. This provision shall expressly survive the Closing or termination of this Agreement.

M.       Within four (4) Business Days of the full execution of this Agreement, Seller agrees to file a Form 8-K with the Securities and Exchange Commission disclosing this transaction. This Section XVII M shall not be a condition precedent to Purchaser’s obligation to close and consummate the transaction contemplated herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, sealed and delivered the day and year first above written.

PURCHASER: Roberts Capital Partners, LLC, a Georgia limited liability company By: /s/ Anthony Shurtz Name: Anthony Shurtz Title: Managing Director and CFO

SELLER: ACRE Realty LP, a Georgia limited partnership By: ACRE Realty Investors, Inc., a Georgia corporation, its sole general partner By: /s/ Robert Gellert Robert Gellert, Executive Vice President

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Fidelity National Title Group joins in the execution of this Agreement under seal for the purpose of acknowledging the agreement as to the holding of the Deposit in escrow, as of the day and year first above written.

ESCROW AGENT: By: /s/ Dolly Campbell Name: Dolly Campbell Title: Vice President

EXHIBIT A

ALL That tract or parcel of land lying or being in Land Lots 1199, 1200, 1249 and 1250 of the 3rd District, 1st Section of Forsyth County, Georgia, and being more particularly described as follows:

Commencing at a concrete right-of-way monument found at the mitered intersection of the easterly right-of-way line of Pine Lake Drive (60-foot right-of-way) and the southwesterly right-of-way line of Georgia Highway 20 (a.k.a. Canton Highway) (right-of-way varies);

THENCE along the said mitered right-of-way line of Georgia Highway 20 proceed South 61 degrees 53 minutes 02 seconds East, a distance of 41.80 feet to a point;

THENCE continuing along the said mitered right-of-way line of Georgia Highway 20 North 28 degrees 35 minutes 04 seconds East, a distance of 25.00 feet to a point;

THENCE continuing along the said southerly right-of-way line of Georgia Highway 20 (100-foot right-of-way) South 61 degrees 24 minutes 56 seconds East, a distance of 164.69 feet to the POINT OF BEGINNING;

THENCE continuing along the said southerly right-of-way line of Georgia Highway 20 (100-foot right-of-way) South 61 degrees 24 minutes 56 seconds East, a distance of 49.93 feet to a point;

THENCE leaving the said southerly right-of-way line of Georgia Highway 20 (100-foot right-of-way) proceed South 82 degrees 36 minutes 20 seconds West, a distance of 47.00 feet to a point;

THENCE South 01 degrees 05 minutes 35 seconds West, a distance of 210.02 feet to a point;

THENCE South 28 degrees 25 minutes 36 seconds East, a distance of 617.70 feet to a point;

THENCE continuing South 28 degrees 25 minutes 36 seconds East, a distance of 199.75 feet to a point;

THENCE continuing South 28 degrees 25 minutes 36 seconds East, a distance of 143.06 feet to a point;

THENCE North 64 degrees 58 minutes 22 seconds East, a distance of 415.67 feet to a point on the southwesterly right-of-way line of Georgia Highway 20 (a.k.a. Canton Road) (100-foot right-of-way);

THENCE along the said southwesterly right-of-way line of Georgia Highway 20, South 25 degrees 30 minutes 56 seconds East, a distance of 119.79 feet to an iron pin found, a 5/8” rebar with cap bearing the seal of Michael High, RLS #2986, LAI Engrs.;

THENCE continuing along the said southwesterly right-of-way line of Georgia Highway 20 (right-of-way varies) South 64 degrees 29 minutes 04 seconds West, a distance of 25.00 feet to an iron pin found, a 5/8” rebar with cap bearing the seal of Michael High, RLS #2986, LAI Engrs.;

THENCE continuing along the said southwesterly right-of-way line of Georgia Highway 20 (right-of-way varies) South 25 degrees 30 minutes 56 seconds East, a distance of 30.00 feet to an iron pin found, a 5/8” rebar with cap bearing the seal of Michael High, RLS #2986, LAI Engrs.;

THENCE continuing along the said southwesterly right-of-way line of Georgia Highway (right-of-way varies) North 64 degrees 29 minutes 04 seconds East, a distance of 25.00 feet to an iron pin found, a 5/8” rebar with cap bearing the seal of Michael High, RLS #2986, LAI Engrs. on the southwesterly right-of-way line of Georgia Highway 20 (100-foot right-of-way);

THENCE along the said southwesterly right-of-way line of Georgia Highway 20 (100-foot right-of-way) South 25 degrees 30 minutes 56 seconds East, a distance of 183.92 feet to an iron pin found, a 1/2” rebar in the concrete sidewalk;

THENCE leaving the said southwesterly right-of-way line of Georgia Highway 20 (100-foot right-of-way) South 80 degrees 23 minutes 13 seconds West, a distance of 261.81 feet to an iron pin found, a 2” open top pipe in the base of a 14” diameter dead tree;

THENCE South 84 degrees 02 minutes 30 seconds West, a distance of 349.27 feet to an iron pin found, a 1“crimp top pipe;

THENCE South 06 degrees 48 minutes 59 seconds East, a distance of 521.01 feet to an iron pin found, a 3/4“rebar on the southwesterly right-of-way line of Samaritan Drive (30-foot right-of-way);

THENCE leaving the said southwesterly right-of-way line of Samaritan Drive proceed South 86 degrees 00 minutes 28 seconds West, a distance of 279.98 feet to an iron pin found, a 1“open top pipe;

THENCE North 88 degrees 13 minutes 10 seconds West, a distance of 211.05 feet to an iron pin found, a 1“open top pipe;

THENCE South 82 degrees 27 minutes 56 seconds West, a distance of 252.11 feet to an iron pin found, a 1“open top pipe;

THENCE North 04 degrees 53 minutes 31 seconds West, a distance of 322.93 feet to an iron pin found, a 1“open top pipe;

THENCE South 81 degrees 10 minutes 10 seconds West, a distance of 385.02 feet to an iron pin found, a 1/2” rebar;

THENCE North 09 degrees 52 minutes 00 seconds West, a distance of 555.98 feet to an iron pin found, a 3/4“crimp top pipe;

THENCE North 09 degrees 43 minutes 53 seconds West, a distance of 18.90 feet to a point in the centerline of a creek;

THENCE along the said centerline of a creek the following bearings and distances:

1.) North 50 degrees 25 minutes 55 seconds East, a distance of 31.68 feet to a point;

2.) North 16 degrees 52 minutes 29 seconds East, a distance of 36.50 feet to a point;

3.) North 04 degrees 13 minutes 07 seconds West, a distance of 49.95 feet to a point;

4.) North 13 degrees 43 minutes 47 seconds East, a distance of 43.46 feet to a point;

5.) North 16 degrees 06 minutes 43 seconds East, a distance of 41.57 feet to a point;

6.) North 41 degrees 42 minutes 27 seconds East, a distance of 103.22 feet to a point;

7.) North 35 degrees 00 minutes 52 seconds East, a distance of 40.45 feet to a point;

8.) North 49 degrees 13 minutes 07 seconds East, a distance of 108.42 feet to a point;

9.) North 35 degrees 59 minutes 07 seconds East, a distance of 59.97 feet to a point;

10.) North 21 degrees 47 minutes 34 seconds East, a distance of 43.72 feet to a point;

11.) North 42 degrees 08 minutes 07 seconds East, a distance of 51.81 feet to a point;

12.) North 37 degrees 02 minutes 54 seconds East, a distance of 11.72 feet to a point;

13.) North 73 degrees 59 minutes 34 seconds West, a distance of 43.43 feet to a point;

14.) North 08 degrees 53 minutes 26 seconds East, a distance of 25.43 feet to a point;

15.) North 46 degrees 39 minutes 24 seconds East, a distance of 22.53 feet to a point;

16.) North 69 degrees 27 minutes 52 seconds East, a distance of 49.17 feet to a point;

17.) North 41 degrees 48 minutes 53 seconds East, a distance of 18.27 feet to a point;

18.) South 82 degrees 57 minutes 01 seconds East, a distance of 18.53 feet to a point;

19.) South 45 degrees 06 minutes 22 seconds East, a distance of 18.44 feet to a point;

20.) South 10 degrees 05 minutes 56 seconds West, a distance of 16.92 feet to a point;

21.) North 49 degrees 23 minutes 47 seconds East, a distance of 30.27 feet to a point;

22.) North 13 degrees 07 minutes 53 seconds East, a distance of 41.85 feet to a point;

23.) North 07 degrees 27 minutes 22 seconds East, a distance of 29.49 feet to a point;

24.) North 04 degrees 00 minutes 33 seconds East, a distance of 48.49 feet to a point;

25.) North 87 degrees 02 minutes 09 seconds East, a distance of 23.36 feet to a point;

26.) North 01 degrees 47 minutes 56 seconds East, a distance of 32.42 feet to a point;

27.) North 19 degrees 32 minutes 20 seconds East, a distance of 18.71 feet to a point;

28.) North 54 degrees 44 minutes 27 seconds East, a distance of 45.61 feet to a point;

29.) North 27 degrees 45 minutes 33 seconds East, a distance of 39.63 feet to a point;

30.) North 05 degrees 43 minutes 21 seconds East, a distance of 35.53 feet to a point;

31.) North 23 degrees 13 minutes 37 seconds East, a distance of 67.45 feet to a point;

32.) North 30 degrees 45 minutes 51 seconds East, a distance of 53.48 feet to a point;

33.) North 22 degrees 49 minutes 47 seconds East, a distance of 31.92 feet to a point;

34.) North 46 degrees 23 minutes 24 seconds East, a distance of 30.67 feet to a point;

35.) North 17 degrees 11 minutes 01 seconds East, a distance of 16.40 feet to a point;

THENCE leaving the said centerline of a creek proceed North 87 degrees 58 minutes 06 seconds East, a distance of 210.91 feet to the POINT OF BEGINNING.

Said tract or parcel of land containing 1,641,918 Square Feet or 37.693 Acres, more or less.

exhibit b

1.	General and special taxes and assessments for the year 2016 and subsequent years, not yet due and payable.

2.	All matters showing on the following recorded plats, recorded in Forsyth County, Georgia records:

(a)	filed March 12, 1982, recorded in Plat Book 17, page 224;
(b)	filed August 10, 1994, recorded in Plat Book 40, page 270;
(c)	filed May 3, 2002, recorded in Plat Book 69, page 243; and
(d)	filed May 3, 2002, recorded in Plat Book 69, page 244.

3.	Easement from T.R. Thomas to Georgia Power Company, dated July 2, 1956, filed July 13, 1956, recorded in Prom Book D, Page 233, aforesaid records.

4.	Easement from Joel. G. Webb to Georgia Power Company, dated March 7, 1963, filed March 11, 1963, recorded in Deed Book 45, page 114, aforesaid records.

5.	Sewer Easement from Roy L. Thomas, Joel G. Webb, Joel G. Webb, as Trustee of Cliff Thomas, and Margaret Thomas Merritt to City of Cumming, dated April 5, 1976, filed November 4, 1977, recorded in Deed Book 163, page 225, aforesaid records.

6.	Easement from Cotton States Life and Health Insurance Company to Charles F. Welch, dated April 5, 1979, filed April 12, 1979, recorded in Deed Book 187, page 446, aforesaid records.

7.	Easement from Cotton States Life and Health Insurance Company to City of Cumming, Georgia, dated March 10, 1982, filed March 12, 1982, recorded in Deed Book 224, page 296, aforesaid records.

8.	Right of Way Deed from C. Greene Garner, as Trustee of C. Greene Garner Trust and Cotton States Life & Health Insurance Company to Department of Transportation, dated December 16, 1985, filed December 26, 1985, recorded in Deed Book 313, page 315, aforesaid records.

9.	Boundary Line Agreement between CEMA, L.L.C., The City of Cumming, Emory Lipscomb, Louis M. Freedman, R. Terrell Weitman and Charles G. Freedman, dated March 5, 1996, filed July 9, 1996, recorded in Deed Book 996 page 592, aforesaid records.

10.	Easement for Anchors, Guy Poles and Wires from Emory Lipscomb to Georgia Power Company, dated October 17, 2003, filed November 13, 2003, recorded in Deed Book 3115, page 479, aforesaid records.

11.	Right-of-Way Deed and Easement between Emory Lipscomb and City of Cumming, dated January 22, 2003, filed July 28, 2004, recorded in Deed Book 3438, page 234, aforesaid records.

12.	Permits for Anchors, Guy Poles and Wires from Emory Lipscomb to Georgia Power Company, dated April 28, 2005, filed August 23, 2005, recorded in Deed Book 3796, page 215, aforesaid records.

13.	Permit to Cut or Trim Trees from Emory Lipscomb to Georgia Power Company, dated July 22, 2005, filed August 25, 2005, recorded in Deed Book 3931, page 757, aforesaid records.

14.	Sewer Capacity Assignment from Emory Lipscomb to Roberts Properties Residential, L.P., dated November 23, 2005, filed November 30, 2005, recorded in Deed Book 4067, page 689, aforesaid records.

15.	Sewer Capacity Purchase Agreement from City of Cumming to Emory Lipscomb, dated November 23, 2005, filed November 30, 2005, recorded in Deed Book 4067, page 696, aforesaid records.

16.	Easement Agreement between ACRE Realty LP, a Georgia limited partnership, formerly named Roberts Properties Residential, L.P., and Emory Lipscomb, dated as of February 11, 2015, recorded in Deed Book 7271, page 694, aforesaid records.

17.	All matters which will be disclosed by current, accurate survey and inspection of the real property herein described.

EXHIBIT C

form of limited warranty deed

After recording please return to:

Sanford H. Zatcoff, Esq.

Holt Ney Zatcoff & Wasserman, LLP

100 Galleria Pkwy., Suite 1800

Atlanta, Georgia 30339

LIMITED WARRANTY DEED

STATE OF ___________________________________

COUNTY OF _________________________________

THIS INDENTURE, is made the ____ day of __________, 2017, between ___________________, a ______________________________ (the “Grantor”), and ________________________________, a ___________________________________(the “Grantee”) (the words “Grantor” and “Grantee” include all genders, plural and singular, and their respective heirs, successors and assigns where the context requires or permits).

W I T N E S S E T H: That

Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt whereof is hereby acknowledged, has granted, bargained, sold, aliened, conveyed and confirmed, and by these presents does grant, bargain, sell, alien, convey and confirm unto the said Grantee, all that tract of land in Forsyth County, Georgia, described on Exhibit A attached hereto and made a part hereof.

TO HAVE AND TO HOLD the said tract or parcel of land, with all and singular the rights, members and appurtenances thereof, to the same being, belonging or in anywise appertaining, to the only proper use, benefit and behoof of the said Grantee forever in FEE SIMPLE.

AND THE SAID Grantor will warrant and forever defend the right and title to the above described property unto the said Grantee against the claims of all persons owning, holding or claiming by, through or under the said Grantor, but not otherwise and subject, however, to those matters set forth on Exhibit B attached hereto and made a part hereof.

IN WITNESS WHEREOF, Grantor has caused this Limited Warranty Deed to be signed, sealed and delivered as of the day and year first above written.

Signed, sealed and delivered in the presence of: _______________________________ Unofficial Witness _______________________________ Notary Public (NOTARY SEAL) My Commission Expires:

_________________________________________,

a ___________________________________

By: _______________________________________

Name: ________________________________

Title: _________________________________

exhibit a

exhibit b

EXHIBIT D

AFFIDAVIT OF TITLE

STATE OF GEORGIA

COUNTY OF ___________________________

The undersigned deponent , Robert Gellert, in his capacity as an Executive Vice President of ACRE Realty Investors, Inc., the general partner of ACRE Realty LP (“Deponent”), having personally appeared before the undersigned notary public and first having been duly sworn according to law, deposes and says under oath to the best of his personal knowledge in such capacity as follows:

1.       Deponent is the ____________________ of ________________________________ (the “Owner”), the owner of certain real estate, a description of which is set forth on Exhibit A attached hereto and made a part hereof, together with all easements and appurtenances related thereto (collectively, the “Property”).

2.       The Owner is in possession of the Property, and, to Deponent’s knowledge there are no leases or tenancies affecting the Property and Deponent knows of no one claiming any adverse interest in the Property whatsoever.

3.       To Deponent’s knowledge and except as revealed in the public records in the county where the Property is located, there are no suits, judgments, bankruptcies or executions pending against the Owner in any court whatsoever that could in any way affect the title to the Property, or constitute a lien thereon, nor are there any loan deeds, security deeds, trust deeds, mortgages or liens of any nature whatsoever unsatisfied against the Property, or easements, licenses, agreements or other encumbrances affecting the title to the Property, except as revealed in the public records.

4.       No improvements or repairs have been made to the Property at the request of Owner during the one hundred (100) days immediately preceding the date hereof other than in connection with routine maintenance or obtaining the GDOT Driveway Permit and there are no outstanding bills incurred for labor, services and materials used in making improvements or repairs on the Property or for services of architects, surveyors or engineers.

5.       To Deponent’s knowledge and except as revealed in the public records of the county where the Property is located, there are no liens for past due taxes or assessments of any nature, for any paving, sidewalk, curbing, sewer or any other street improvements of any kind against the Property or the Owner.

6.       All water bills in respect of the Property received by Owner as of the date hereof have been paid in full.

7.       Owner has not entered into any written agreement with, or otherwise engaged the services of, any commercial real estate broker for the payment of a real estate commission or fee relating to the purchase, sale, management, leasing or other licensed services pertaining to Commercial Real Estate (as defined in O.C.G.A. § 44-14-601(3)) in respect of the Property, and Owner has received no notice of any lien for any such services.

8.       This affidavit is made to induce to issue its owner’s policy insuring ________________________________ in the amount of the purchase price of the Property; and to induce the attorney certifying title so to certify.

Sworn to and subscribed before me, this ____ day of ___________, 2017. ___________________________ Notary Public (NOTARY SEAL) My Commission Expires: _____________________________________

ACRE Realty LP, a Georgia limited partnership

By: ACRE Realty Investors, Inc., a Georgia corporation, its sole general partner

 By: ___________________________________

Robert Gellert, Executive Vice President

EXHIBIT A

DESCRIPTION OF THE PROPERTY

sales contract

by and between

ACRE REALTY LP,

as Seller

and

ROBERTS CAPITAL PARTNERS, LLC

as Purchaser

EXHIBITS

EXHIBIT A – Legal Description

EXHIBIT B – Permitted Exceptions

EXHIBIT C – Limited Warranty Deed

EXHIBIT D – Affidavit of Title